Exhibit 99.1

Monotype Imaging Announces First Quarter 2010 Results

Company Reports Year-Over-Year Growth in Revenue and Net Adjusted EBITDA

WOBURN, Mass.--(BUSINESS WIRE)--May 4, 2010--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced financial results for the first quarter ended March 31, 2010.

First quarter 2010 highlights:

  First quarter revenue was $24.5 million, a four percent increase year-over-year.
  Net income for the first quarter was $3.3 million, in line with the first quarter of 2009.
  Non-GAAP net adjusted EBITDA for the first quarter was $10.2 million, or 42 percent of revenue.
  Cash flow from operations was $11.2 million for the first quarter. Cash and cash equivalents balance as of March 31, 2010, was $38.2 million.
  Outstanding debt as of March 31, 2010, was $83.8 million, compared to $103.8 million at the same time last year.

“During the first quarter, both our OEM and Creative Professional businesses experienced year-over-year growth. This was driven by continued improvement across the traditional laser printer portion of OEM, and the return of enterprise spending, which positively impacted both the Web and non-Web portions of our Creative Professional business,” said Doug Shaw, president and chief executive officer. “We believe the overall business environment is improving, and we are positioned for sustained growth as we move through 2010.”

Scott Landers, senior vice president and chief financial officer, said, “Our ongoing commitment to generating cash and de-levering the balance sheet was evident again as we reduced our net debt to $45.6 million from $66.5 million at this time last year. The strength of our balance sheet, coupled with the improved outlook for our business, allows for continued investment in strategic initiatives in support of our growth opportunities.”

First quarter operating results

Revenue for the first quarter of 2010 was $24.5 million, up four percent compared to $23.6 million in the first quarter of 2009. OEM revenue for the quarter was $17.6 million, increasing two percent year-over-year. Creative Professional revenue for the quarter was $6.8 million, increasing eight percent from the first quarter of 2009.

Net income for the first quarter of 2010 was $3.3 million, consistent with the first quarter of 2009. Earnings per diluted share for the first quarter of 2010 were $0.09, compared to $0.09 in the same period last year.

In the first quarter of 2010, non-GAAP net adjusted EBITDA was $10.2 million, compared to $10.1 million in the first quarter of 2009.

Beginning in the second quarter of 2009, Monotype Imaging changed its definition of non-GAAP net adjusted EBITDA to be calculated as GAAP operating income and adding back share-based compensation, depreciation and amortization expenses.

A reconciliation of GAAP operating income to non-GAAP net adjusted EBITDA for the three months ended March 31, 2010 and 2009 is provided in the financial tables that accompany this release.

Cash, cash flow and debt balances

Monotype Imaging had cash and cash equivalents of $38.2 million as of March 31, 2010, an increase from $34.6 million as of Dec. 31, 2009. Monotype Imaging generated $11.2 million of cash from operations in the first quarter of 2010. The company's outstanding debt was $83.8 million as of March 31, 2009, a decrease from $91.4 million as of Dec. 31, 2009 and $103.8 million as of March 31, 2009.

Financial Outlook

For the second quarter of 2010, Monotype Imaging expects revenue in the range of $24.5 million to $25.5 million. The company expects second quarter 2010 non-GAAP net adjusted EBITDA in the range of $10.2 million to $10.7 million and earnings per share in the range of $0.09 to $0.10.

For full year 2010, Monotype Imaging expects revenue in the range of $102 million to $106 million. The company expects full year 2010 non-GAAP net adjusted EBITDA in the range of $43 million to $46 million and earnings per share in the range of $0.38 to $0.43.

Conference call details

Monotype Imaging will host a conference call on Tuesday, May 4, 2010, at 8:30 a.m. EDT to discuss the company's first quarter 2010 results and business outlook for 2010. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call can also be accessed by dialing (866) 225-8754 (domestic) or (480) 629-9692 (international) using passcode 4281221. If individuals are unable to listen to the live call, the audio webcast will be archived in the “Investor Relations” portion of the company's Web site for one year.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company's OEM business and Creative Professional business, the execution of the company's growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company's actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company's text imaging solutions; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company's ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company's intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company's public filings with the Securities and Exchange Commission, including the risk factors included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2009 and subsequent filings. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2009. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, navigation devices, digital cameras and software applications and operating systems. The company also provides printer drivers, color imaging technologies and embedded graphical user interface solutions to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 13,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world's most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world's major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Japan, China and Korea, in addition to U.S. regional offices in Mt. Prospect, Ill., Redwood City, Calif. and Boulder, Colo. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. © 2010 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited and in thousands)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$38,203	$34,616
Accounts receivable, net	4,387	5,145
Income tax refunds receivable	—	885
Deferred income taxes	1,436	878
Prepaid expenses and other current assets	2,021	1,666

Total current assets	46,047	43,190
Property and equipment, net	1,607	1,790
Goodwill	138,087	140,745
Intangible assets, net	82,239	85,088
Other assets	2,588	1,564

Total assets	$270,568	$272,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$844	$395
Accrued expenses and other current liabilities	7,816	8,635
Accrued income taxes	878	903
Deferred revenue	7,640	6,446
Current portion of long-term debt	11,420	16,293

Total current liabilities	28,598	32,672
Long-term debt, less current portion	72,429	75,060
Other long-term liabilities	2,360	784
Deferred income taxes	18,040	18,310
Reserve for income taxes, net of current portion	1,601	1,550
Accrued pension benefits	3,344	3,479
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	150,084	148,273
Treasury stock, at cost	(86)	(86)
Accumulated deficit	(6,781)	(10,043)
Accumulated other comprehensive income	944	2,343

Total stockholders’ equity	144,196	140,522

Total liabilities and stockholders’ equity	$270,568	$272,377

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited and in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Revenue	$24,461	$23,606
Cost of revenue	1,818	1,761
Cost of revenue—amortization of acquired technology	871	843

Total cost of revenue	2,689	2,604

Gross profit	21,772	21,002
Operating expenses:
Marketing and selling	5,974	5,982
Research and development	4,021	3,371
General and administrative	4,024	3,774
Amortization of other intangible assets	1,201	1,175

Total operating expenses	15,220	14,302

Income from operations	6,552	6,700
Other (income) expense:
Interest expense	1,195	1,178
Interest income	(13)	(7)
Loss on foreign exchange	988	722
Gain on derivatives	(757)	(422)
Other income, net	—	(31)

Total other expense	1,413	1,440

Income before provision for income taxes	5,139	5,260
Provision for income taxes	1,877	1,970

Net income	$3,262	$3,290

Net income available to common stockholders – basic	$3,245	$3,264

Net income available to common stockholders – diluted	$3,245	$3,265

Net income per common share:
Basic	$0.09	$0.10
Diluted	$0.09	$0.09
Weighted average number of shares:
Basic	34,575,425	34,255,602
Diluted	35,774,859	34,897,405

MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended March 31,
	2010	2009
Net income	$3,262	$3,290
Provision for income taxes	1,877	1,970
Interest expense, net	1,182	1,171
Depreciation and amortization	2,343	2,288

EBITDA	$8,664	$8,719
Share based compensation	1,337	1,110
Non-cash add backs	105	N/A
Restructuring, issuance and cash non-operating costs (2)	312	N/A
Acquisition expenses	—	N/A

Adjusted EBITDA(1)	$10,418	$9,829
(1)	The definition of Adjusted EBITDA was modified on October 30, 2009. As a result, certain add backs to Adjusted EBITDA are not applicable in three months ended March 31, 2009.

(2)	Permits an add-back of up to $250 thousand of cash non-operating expense, which is not to exceed a maximum of $1.5 million when combined together with restructuring and issuance costs, on a trailing twelve month basis.

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP NET ADJUSTED EBITDA

	Three Months Ended March 31,
	2010	2009
GAAP operating income	$ 6,552	$ 6,700
Depreciation and amortization	2,343	2,288
Share based compensation	1,337	1,110

Non-GAAP net adjusted EBITDA	$ 10,232	$ 10,098

MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

Share based compensation is comprised of the following:

	Three Months Ended March 31,
	2010	2009
Marketing and selling	$480	$412
Research and development	306	165
General and administrative	551	533

Total share based compensation	$1,337	$1,110

MONOTYPE IMAGING HOLDINGS INC. MARKET INFORMATION (Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended March 31,
	2010	2009
OEM	$17,621	$17,283
Creative professional	6,840	6,323

Total	$24,461	$23,606

MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF FORECASTED GAAP OPERATING INCOME TO FORECASTED NON-GAAP NET ADJUSTED EBITDA

	Low End of Guidance	High End of Guidance
	Q2 2010	Q2 2010
GAAP Operating income	$6,400	$6,900
Depreciation and amortization	2,400	2,400
Share based compensation	1,400	1,400

Non-GAAP Net adjusted EBITDA	$10,200	$10,700

	Low End of Guidance	High End of Guidance
	2010	2010
GAAP Operating income	$28,300	$31,300
Depreciation and amortization	9,500	9,500
Share based compensation	5,200	5,200

Non-GAAP Net adjusted EBITDA	$43,000	$46,000

CONTACT:
ICR
Kori Doherty, 781-970-6120
ir@monotypeimaging.com